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                                                                    EXHIBIT 99.1

LAM RESEARCH CORPORATION ANNOUNCES INTENT TO OFFER CONVERTIBLE
SUBORDINATED NOTES

         FREMONT, Calif.--May 16, 2001--Lam Research Corporation (Nasdaq:LRCX - news) today announced it intends to offer $200 million of convertible subordinated notes (plus an additional amount of up to $50 million at the option of the purchasers) for sale in a private placement, subject to market and other conditions. It is contemplated that the notes will have a term of five years and be convertible into Lam common stock at a price to be determined. The offering is expected to close during May 2001.

         The Company stated that it intends to use the net proceeds of the offering for general corporate purposes, including working capital.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are only being offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

         Lam Research Corporation is a leading supplier of wafer fabrication equipment and services to the world's semiconductor industry. The Company's common stock trades on the Nasdaq National Market under the symbol LRCX. Lam's World Wide Web address is http://www.lamrc.com.